Exhibit 99.1

   HAMPTON ROADS BANKSHARES ANNOUNCES A 9% INCREASE IN FOURTH QUARTER EARNINGS

    CHESAPEAKE, Va., Jan. 26 /PRNewswire-FirstCall/ -- Hampton Roads Bankshares, Inc. (OTC Bulletin Board: HMPR), parent company of Bank of Hampton Roads, today announced its financial results for the fourth quarter of 2004. Net income for the quarter ended December 31, 2004 totaled $1.1 million, up 9% from the $1.0 million earned during the comparable quarter in 2003. Diluted earnings per share for the fourth quarter remained equivalent to last year at $0.13.

    The Company's quarterly earnings results produced favorable profitability ratios. Return on average assets in the fourth quarter of 2004 was 1.33%, up 3 basis points from fourth quarter 2003. Return on average equity increased 34 basis points from fourth quarter 2003 to 10.33% in the fourth quarter of 2004. Average shareholders' equity for the fourth quarter of 2004 was $43 million, an increase of 6% from the comparable period last year.

    The Company met and exceeded its goals for asset growth during 2004. On December 31, 2004, the loan portfolio totaled $275 million, up $64 million or 31% over year-end 2003. Loan demand was very strong throughout the year and as a result, the Company originated 1,459 new loans totaling $210 million. Growth was strongest in those loans associated with real estate and land development opportunities. Consequently, total assets increased 9% from December 31, 2003 to end the year at a record high of $345 million while total deposits increased $18 million, or 7%, to a record $275 million at December 31, 2004.

    The Company's net interest margin for the fourth quarter of 2004 was 4.98%, up 45 basis points from the same period in 2003. Net interest income increased 18% in the fourth quarter. Factors contributing to the improved net interest margin and net interest income included the increased volume of loans, higher interest rates imposed by the Federal Reserve, and an overall decrease in the Company's cost of deposits.

    As of December 31, 2004, nonperforming assets were $2.4 million or 0.69% of total assets. The increase from last year relates primarily to two entities with common ownership as does the increase in charge-offs. Management adequately bolstered the loan loss reserve earlier in the year in anticipation of a possible charge-off related to these credits. Aside from this relationship, other nonperforming assets total $486,034 or 0.14% of total assets.

    Fiscal Year 2004 Financial Results
    The Company's total net income for 2004 increased 3% to $4.1 million compared with 2003's net income of $4.0 million. On a diluted per share basis, net income for 2004 was equal to last year at $0.50. For the year ended December 31, 2004, return on average assets was 1.27% and return on average equity was 9.85%. Net interest income for 2004 was $14.2 million, an increase of 8% compared to $13.0 million for 2003. This was the Company's seventeenth consecutive year of record earnings.

    In consideration of the Company's financial performance and strength as well as their confidence in its business going forward, the Board of Directors declared a semi-annual dividend in the amount of $0.18 per share payable on March 15, 2005, to shareholders of record as of February 15, 2005. This amount equals the semi-annual dividend paid in September 2004, and represents a 20% increase over the $0.15 semi-annual dividend paid in March 2004. As of December 31, 2004, the Company had approximately 8 million shares outstanding which will result in a total dividend payment of approximately $1.5 million. The total of the two semi-annual dividends paid in consideration of 2004's earnings is $2.9 million, a 22% increase over that paid in consideration of the prior year's earnings. Including this dividend, the Company has declared over $16 million in dividends since 1992.

    Bank of Hampton Roads will open its Great Bridge office on January 31, 2005. This will be the Bank's sixteenth location in the Hampton Roads area. The new office is located in the hub of the Great Bridge section of Chesapeake at the intersection of Battlefield Boulevard and Cedar Road -- a short distance from where the Bank originated in 1987.

    Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at http://www.bankofhamptonroads.com.

                         Hampton Roads Bankshares, Inc.
                              Financial Highlights
                                    Unaudited
Operating Results

                                  Three Months Ended               Twelve Months Ended
                           -------------------------------   -------------------------------
                               Dec. 31,        Dec. 31,        Dec. 31,          Dec. 31,
                                2004             2003            2004              2003
                           --------------   --------------   --------------   --------------
Interest income            $    4,906,171   $    4,319,472   $   18,067,771   $   17,468,908
Interest expense                1,035,062        1,025,060        3,912,740        4,419,348
Net interest income             3,871,109        3,294,412       14,155,031       13,049,560
Provision for loan
 losses                           129,000          105,000          926,000          370,000
Noninterest income                822,911          884,039        3,791,282        3,410,474
Noninterest expense             2,864,321        2,509,618       10,792,540        9,980,864
Income taxes                      586,316          540,517        2,139,583        2,086,155
Net income before
 cumulative effect
 of change in
 accounting
 principle                      1,114,383        1,023,316        4,088,190        4,023,015
Cumulative effect
 of change in
 accounting
 principle, net                         -                -           45,825                -
Net income                 $    1,114,383   $    1,023,316   $    4,134,015   $    4,023,015
Earnings per share:
Before change in
 accounting
 principle
     Basic                 $         0.13   $         0.13   $         0.51   $         0.52
     Diluted                         0.13             0.13             0.49             0.50
After change in
 accounting
 principle
     Basic                           0.13             0.13             0.52             0.52
     Diluted                         0.13             0.13             0.50             0.50
Book value per share                 5.41             5.22             5.41             5.22

Balance Sheet at
 Period-End
Total loans                $  275,190,194   $  210,774,864   $  275,190,194   $  210,774,864
Total securities               38,994,585       72,046,184       38,994,585       72,046,184
Total deposits                275,115,358      257,433,331      275,115,358      257,433,331
Other borrowings               23,000,000       15,000,000       23,000,000       15,000,000
Shareholders'
 equity                        43,625,560       41,314,473       43,625,560       41,314,473
Total assets                  344,968,930      316,473,228      344,968,930      316,473,228

Daily Averages
Total loans                $  264,460,565   $  204,667,943   $  236,082,227   $  207,853,494
Total securities               40,749,357       72,784,902       57,454,947       61,705,188
Total deposits                264,007,035      252,988,676      260,109,564      243,176,834
Other borrowings               23,153,261       15,571,154       18,734,016       15,270,036
Shareholders'
 equity                        42,920,518       40,635,293       41,960,224       39,311,167
Interest-earning
 assets                       309,069,746      289,636,602      300,566,882      280,517,809
Interest-bearing
 liabilities                  195,081,579      192,059,966      194,455,083      190,921,245
Total assets                  333,761,060      312,462,171      324,485,490      301,072,833

Financial Ratios

                               Three Months Ended            Twelve Months Ended
                           ---------------------------   ---------------------------
                             Dec. 31,       Dec. 31,       Dec. 31,       Dec. 31,
                               2004           2003           2004           2003
                           ------------   ------------   ------------   ------------
Return on average
 assets                            1.33%          1.30%          1.27%          1.34%
Return on average
 equity                           10.33%          9.99%          9.85%         10.23%
Net interest margin                4.98%          4.53%          4.71%          4.65%
Efficiency ratio                  61.02%         60.06%         60.14%         60.63%

Allowance for Loan
 Losses
Beginning balance          $  3,651,503   $  2,887,122   $  2,948,011   $  2,842,855
Provision for
 losses                         129,000        105,000        926,000        370,000
Charge-offs                    (744,386)       (53,109)      (940,555)      (298,629)
Recoveries                       34,483          8,998        137,144         33,785
Ending balance                3,070,600      2,948,011      3,070,600      2,948,011

Nonperforming
 Assets
Nonaccrual loans           $  1,904,430   $    107,601   $  1,904,430   $    107,601
Loans 90 days past
 due and still
 accruing interest              469,146        112,126        469,146        112,126
Other real estate
 owned                                -        103,814              -        103,814
Total
 nonperforming
 assets                       2,373,576        323,541      2,373,576        323,541

Asset Quality
 Ratios
Nonperforming
 assets to
 total assets                      0.69%          0.10%          0.69%          0.10%
Allowance for
 loan losses to
 total loans                       1.12%          1.40%          1.12%          1.40%
Allowance for
 loan losses to
 nonperforming
 assets                          129.37%        911.17%        129.37%        911.17%

    This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

    CONTACT:  Tiffany Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             01/26/2005
    /CONTACT:  Tiffany Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000/
    /Web site:  http://www.bankofhamptonroads.com /